EXHIBIT 10.19

Promissory Note

$300,000.00	Tulsa,Oklahoma

January 14, 2010

This Promissory Note (the "Note") is made and executed as of the date referred to above, by and between Boston Avenue Capital LLC, an Oklahoma Limited Liability Company (the "Lender"), and CompuMed, Inc., a Delaware corporation ("Borrower"). By this Note, the Borrower promises and agrees to pay to the order of Lender, at 15 East 5th Street, Suite 3200 Tulsa, Oklahoma 74103 or at such other place as Lender may designate in writing, the principal sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00), or the aggregate unpaid principal amount of all advances made by Lender to Borrower pursuant to the terms of a Second Amended Revolving Line of Credit Agreement (the "Loan Agreement") of even date herewith, whichever is less, together with interest thereon from the date each advance is made until paid in full, both before and after judgment at the interest rates specified in paragraph 3 of the Loan Agreement.

Borrower shall pay accrued interest on the outstanding principal balance under the Note during the prior calendar quarter commencing on the fifth business day of the first calendar quarter after the initial Advance, and continuing thereafter on the fifth business day of each July, October, January and April thereafter until the Note is paid in full. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on December 31, 2019 (the "Maturity Date").

Prepayment in whole or part may occur at any time hereunder without penalty; provided that the Lender shall be provided with not less than ten (10) days notice of the Borrower's intent to pre-pay; and provided further that any such partial prepayment shall not operate to postpone or suspend the obligation to make, and shall not have the effect of altering the time for payment of the remaining balance of the Note as provided for above, unless and until the entire obligation is paid in full. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal.

An event of default will occur if any of the following events occurs: (a) failure to pay any principal or interest hereunder within ten (10) days after the same becomes due; (b) if any representation or warranty made by Borrower in the Loan Agreement or in connection with any borrowing or request for an advance thereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made; (c) default by Borrower in the observance or performance of any other covenant or agreement contained in the Loan Agreement, other than a default constituting a separate and distinct event of default under Paragraph 7 of the Loan Agreement; (d) filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing; (e) filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged or (f) if Borrower, or any of its officers, directors, employees, shareholders or affiliates become a party to a legal cause of action (whether it be local, state, federal, administrative or otherwise) related to the Borrower and/or its affiliates, Borrower shall notify the Lender of the cause of action within three (3) business days of its knowledge of the cause of action, such notice to include reasonably sufficient detail to explain the cause of action (a “Cause of Action”), and Lender may, at its option and in its sole discretion, declare that the Cause of Action is an event of default for purposes of this Agreement,  entitling Lender to the remedies provide in paragraph 7 of the Revolving Line of Credit Agreement (as defined below).

Any notice or demand to be given to the parties hereunder shall be deemed to have been given to and received by them and shall be effective when personally delivered or when deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to the party at his or its last known address, or at such other address as the one of the parties may hereafter designate in writing to the other party.

The Borrower hereof waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by the Lender without in any way affecting its liability hereunder.

In the event any payment under this Note is not made at the time and in the manner required, the Borrower agrees to pay any and all costs and expenses which may be incurred by the Lender hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including court costs and reasonable attorneys' fees.  Upon an event of default, including failure to pay on the Maturity Date, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on Advanced funds and any interest due thereon to a default rate equal to US National Prime plus 4% per annum compounded on the first day of each calendar year.

This Note shall be governed by and construed and enforced in accordance with the laws of Delaware.  This Note is governed by the Loan Agreement.  In the event of a conflict between this Note and the Loan Agreement, the Loan Agreement shall prevail.

Borrower:	CompuMed, Inc.

By:	/s/ Maurizio Vecchione

Name & Title:	Maurizio Vecchione, Chief Executive Officer

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